UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): May 2, 2005

TAG Entertainment Corp.

(Exact name of registrant as specified in its charter)

COMMISSION FILE NUMBER:     333-96257

Delaware	13-3851304
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9916 South Santa Monica Blvd, 1st Floor
Beverly Hills, CA 90212
(Address and zip code of principal executive offices)

(310) 277-3700
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report.)

CHECK THE APPROPRIATE BOX BELOW IF THE FORM 8-K FILING IS INTENDED TO SIMULTANEOUSLY SATISFY THE FILING OBLIGATION OF THE REGISTRANT UNDER ANY OF THE FOLLOWING PROVISIONS:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

TAG Entertainment Corp. ("TAG") is filing this amendment to its Current Report on Form 8-K dated May 2, 2005 to amend and restate Item 5.02 thereof in order to disclose the formation of two additional committees of its Board of Directors and its appointment of members to serve on such committees, in accordance with the instructions to Item 5.02 of Form 8-K. At the time of filing the original Form 8-K (which was filed with the Commission on May 4, 2005), the Board had not determined the membership of such committees. This Form 8-K/A contains only the section of the initial Form 8-K which is being amended. The sections of the Form 8-K as originally filed on May 4, 2005 which are not included herein are unchanged and continue in full force and effect as originally filed.

Item 5.02    Appointment of Directors.

On May 2, 2005, TAG appointed the following five persons to serve as members of its board of directors: Mr. John Botti, Mr. Carl McCall, Mr. Marvin Rosen, Mr. James Schneider and Mr. Raymond Skiptunis. Messrs. Schneider, McCall and Rosen were also appointed to the compensation committee of the board on such date and Mr. Schneider was named Chairman of this committee. On June 6, 2005, TAG's board of directors constituted an Audit Committee and Nominating and Corporate Governance Committee. The board appointed Messrs. Botti, McCall and Schneider to serve on the Audit Committee and appointed Mr. Botti as Chairman of the Audit Committee. The board also appointed Messrs. Botti, McCall and Rosen to serve on the Nominating and Corporate Governance Committee and named Mr. McCall as Chairman of such committee. Each of Messrs. Botti, McCall, Rosen and Schneider are independent members of the board of directors. Mr. Skiptunis presently provides services to TAG pursuant to a consulting agreement pursuant to which he is paid a monthly consulting fee of $20,000, was issued warrants to purchase 200,000 shares of our common stock exercisable at $0.20 per share and was issued options to purchase 250,000 shares of common stock exercisable at $2.00 per share. In addition, Mr. Skiptunis received an aggregate of 300,000 shares of our common stock in connection with the merger between TAG Entertainment, Inc. and Power Marketing, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 9, 2005	TAG Entertainment Corp. (Registrant)
	By:	/s/ Steve Austin
Steve Austin, President